Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:   Gregory Aranaga
      Director, Corporate Communications
      (760) 602 4455
      garanaga@medex.com

MEDEX ANNOUNCES ACQUISITON BY SMITHS GROUP

Acquisition creates global market share leader in critical care

CARLSBAD, California (December 6, 2004) - Medex, Inc. today announced that Smiths Group plc, a UK based manufacturer, has agreed to acquire privately-held Medex in a transaction which will greatly enhance the global presence of Smiths Medical for devices used in critical care. Smiths Medical and Medex are both growing businesses that develop, manufacture and market medical devices around the world, and through this transaction Smiths expects to accelerate sales growth of both Smiths Medical and Medex products.

Completion of this acquisition, expected in the New Year, is subject to regulatory approval.

Medex products will increase Smiths’ presence at a number of important customer call points, especially infection control departments, intensive care units, anesthesia and respiratory departments. Geographically, two-thirds of Medex’s sales are made in North America and, while the company has already successfully established a presence in International Markets, there is considerable opportunity to further expand into those markets through Smiths Medical International.

Medex products are highly complementary with the Smiths Medical range, selling to the same customer base in hospitals and alternate care facilities. Dominick Arena, president and chief executive officer of Medex, stated “The acquisition provides our customers with the full breadth of products and value-added services that as independent companies we could not provide.”

Two-thirds of Medex’s sales are of intravenous catheters such as PROTECTIV® and ACUVANCE®, recognized as among the market leaders. These products are designed to prevent accidental injuries caused by needle “sharps” which remain exposed after use, and are aligned in the market with the Smiths Needle-Pro® range of safety devices. Medex also makes advanced syringe pumps (such as the Medfusion™ 3500 with PharmGuard™ Medication Safety Software) which incorporate medication error detection, while Smiths is the leading supplier of ambulatory infusion pumps in the worldwide market.

Commenting on the benefit of bringing Medex into Smiths Medical, Lawrence Kinet, board member for the division said, “This is a great opportunity for Smiths Medical. Annual sales will be approaching $1.25 billion, and we become more competitive by offering a wider range of products. We’ll have a greater presence in critical care, especially in safety devices, and we can use our global network to take the Medex range into new markets where we know there is strong demand.”

The Medex senior management team, led by Dominick Arena, has agreed to remain in place for at least one year following completion of the transaction. Integration teams will deliver sales, operational and administration synergies quickly, once Medex becomes part of Smiths Group.

Mr. Arena further added, “The combined company’s success will really be the success of our customers and our employees, who will benefit and share in the additional opportunities that this combination provides for them.”

About Medex

Medex is a global manufacturer and marketer of critical care and alternate care medical products used in both acute and alternate care settings for a variety of therapeutic, diagnostic and long-term procedures. Medex markets and sells critical care systems and products to over 5,500 hospitals, health care systems, and alternate healthcare settings in more than 75 countries through a global sales force and distribution network. Headquartered in Carlsbad, California, the Company employs approximately 2,000 people worldwide. For more information, please visit http://www.medex.com.

About Smiths Medical

Smiths Medical, a division of London based Smiths Group plc, is a leading supplier of devices used during critical and intensive care, surgery, post-operative care during recovery, and in a series of home infusion therapies. For the year ended 31 July 2004 Smiths Medical had sales of £488m ($853m). Smiths Group offers advanced technology solutions in medical, aerospace, detection, and specialty engineering sectors. Listed on the London Stock Exchange (SMIN), the company recorded sales of £2.7 billion ($4.7 billion) and pre-tax profit on ordinary activities of £350m ($613m) for the year ended 31 July 2004. Close to 60% of operating income originates from the United States, where 13,000 of the company’s total 27,000 people are employed.

Forward-Looking Statements

This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Detailed information about such risk factors is set forth in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update, alter or release publicly any revisions to its forward-looking statements, whether as a result of new information, subsequent events or developments.

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